EXHIBIT 2.1



                            STOCK PURCHASE AGREEMENT

                                 by and between

                           Premier Laser Systems, Inc.

                                       and

                           Ophthalmic Imaging Systems

                                   dated as of

                                February 25, 1998


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                               TABLE OF CONTENTS


                                                                           PAGE
                                                                           ----

ARTICLE I           THE OFFER .............................................  2
     SECTION 1.1    The Offer .............................................  2
     SECTION 1.2    Ophthalmic Actions ....................................  4

ARTICLE 11          AMENDMENT TO RIGHTS PLAN; CLOSING OF THE PRIVATE
                    ACQUISITION ...........................................  5
     SECTION 2.1    Amendment to Rights Plan; Closing of the Private
                    Acquisition ...........................................  5

ARTICLE III         [NOT USED] ............................................  6

ARTICLE IV          REPRESENTATIONS AND WARRANTIES OF OPHTHALMIC ..........  6
     SECTION 4.1    Organization and Qualification; No Subsidiaries .......  6
     SECTION 4.2    Capitalization ........................................  6
     SECTION 4.3    Authority Relative to this Agreement ..................  7
     SECTION 4.4    No Violation ..........................................  8
     SECTION 4.5    SEC Reports and Financial Statements ..................  8
     SECTION 4.6    Compliance with Applicable Laws and Permits;
                    Regulatory Matters ....................................  9
     SECTION 4.7    Change of Control .....................................  9
     SECTION 4.8    Litigation ............................................ 10
     SECTION 4.9    Information ........................................... 10
     SECTION 4.10   Employee Benefit Plans ................................ 10
     SECTION 4.11   Taxes ................................................. 12
     SECTION 4.12   Intellectual Property ................................. 13
     SECTION 4.13   Contracts ............................................. 13
     SECTION 4.14   Voting Requirements ................................... 13

     SECTION 4.15   Absence of Certain Changes ............................ 13
     SECTION 4.16   Rights Agreement ...................................... 14
     SECTION 4.17   Brokers ............................................... 15
     SECTION 4.18   Opinion of Investment Banker .......................... 15

ARTICLE V           REPRESENTATIONS AND WARRANTIES ........................ 15
     SECTION 5.1    Organization and Qualification ........................ 15
     SECTION 5.2    Authority Relative to this Agreement .................. 15
     SECTION 5.3    No Violation .......................................... 16
     SECTION 5.4    Information  .......................................... 16

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                                                                           PAGE
                                                                           ----

     SECTION 5.5     Funds; Reservation of Shares ......................... 16
     SECTION 5.6     Intention to Propose a Merger ........................ 17
     SECTION 5.7     Ownership of Shares .................................. 17
     SECTION 5.8     SEC Reports and Financial Statements ................. 17
     SECTION 5.9     Absence of Certain Changes ........................... 18
     SECTION 5.10    Capitalization ....................................... 18

ARTICLE VI           COVENANTS ............................................ 18
     SECTION 6.1     Conduct of Business of Ophthalmic .................... 18
     SECTION 6.2     Covenants of Premier ................................. 20
     SECTION 6.3     Access to Information; Confidentiality ............... 20
     SECTION 6.4     Efforts .............................................. 21
     SECTION 6.5     Public Announcements ................................. 22
     SECTION 6.6     Employee Benefit Arrangements; Warrants .............. 22
     SECTION 6.7     Notification of Certain Matters ...................... 24
     SECTION 6.8     Rights Agreement ..................................... 24
     SECTION 6.9     State Takeover Laws .................................. 24
     SECTION 6.10    No Solicitation ...................................... 25
     SECTION 6.11    Indemnification ...................................... 26
     SECTION 6.12    Conditions ........................................... 28

ARTICLE VII          CONDITIONS TO CONSUMMATE THE TRANSACTIONS
                     HEREUNDER ............................................ 28
     SECTION 7.1     Conditions ........................................... 28
     SECTION 7.2     Conditions to Obligations of Premier ................. 28
     SECTION 7.3     Conditions of Premier to Close the Offer ............. 28

ARTICLE VIII         TERMINATION; AMENDMENTS; WAIVER ...................... 29
     SECTION 8.1     Termination .......................................... 29
     SECTION 8.2     Effect of Termination ................................ 30
     SECTION 8.3     Fees and Expenses .................................... 30
     SECTION 8.4     Amendment ............................................ 30
     SECTION 8.5     Extension; Waiver .................................... 31

ARTICLE IX           MISCELLANEOUS ........................................ 31
     SECTION 9.1     Non-Survival of Representations and Warranties ....... 31
     SECTION 9.2     General Release of Ophthalmic Executive Officers
                     and Directors ........................................ 31
     SECTION 9.3     Entire Agreement; Assignment ......................... 31

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                                                                           PAGE
                                                                           ----
     SECTION 9.4       Validity ........................................... 32
     SECTION 9.5       Notices ............................................ 32
     SECTION 9.6       Governing Law ...................................... 33
     SECTION 9.7       Descriptive Headings ............................... 33
     SECTION 9.8       Counterparts ....................................... 33
     SECTION 9.9       Parties in Interest ................................ 33
     SECTION 9.10      Certain Definitions ................................ 33
     SECTION 9.11      Specific Performance ............................... 34
     SECTION 9.12      Fiduciary Duty ..................................... 34
     SECTION 9.13      Obligation of Premier .............................. 34

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                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT (this "Agreement"), is dated as of February 25, 1998, by and between Premier Laser Systems, Inc., a California corporation ("Premier"), and Ophthalmic Imaging Systems, a California corporation ("Ophthamic").

         WHEREAS, the respective Boards of Directors of Premier and Ophthalmic have approved the acquisition of up to all the outstanding shares of common stock of Ophthalmic by Premier on the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, pursuant to this Agreement Premier has agreed to commence an exchange offer (the "Offer") to exchange for each outstanding share of Ophthalmic's common stock, no par value (the "Common Stock") (including the associated preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement dated as of December 31, 1997, between Ophthalmic and American Securities Transfer, Inc., as Rights Agent (the "Rights Agreement"), which Rights together with the Common Stock are hereinafter referred to as the "Shares"): (a) $1.75 net in cash (the "Cash Consideration"), (b) that number of shares of Premier Class A Common Stock, no par value (the "Premier Common Stock") equal to the Exchange Ratio (as defined herein) (the "Stock Consideration"), (c) one Premier Class C Warrant (a "Class C Warrant"), and (d) one Premier Class D Warrant (a "Class D Warrant", and together with a Class C Warrant, the "Warrants" or the "Warrant Consideration") (the Cash Consideration, the Stock Consideration and the Warrant Consideration together constitute the "Offer Consideration");

         WHEREAS, the Board of Directors of Ophthalmic (the "Ophthalmic Board") has, in light of and subject to the terms and conditions set forth herein, (i) determined that the Offer Consideration and the Offer, and the transactions contemplated hereby, are fair to and in the best interest of Ophthalmic and its stockholders; and (ii) resolved to approve and adopt this Agreement and the transactions contemplated hereby and to recommend acceptance of the Offer to Ophthalmic's stockholders;

         WHEREAS, the respective Boards of Directors of Premier and Ophthalmic contemplate that upon completion of the Offer, the parties may pursue a merger providing all stockholders of Ophthalmic remaining after consummation of the Offer an economic benefit similar to the Offer Consideration;

         WHEREAS, Premier and Ophthalmic desire to make certain representations, warranties, covenants and agreements in connection with the Offer, and also to prescribe various conditions to the Offer; and

         WHEREAS, contemporaneously with the execution and delivery of this Agreement, Premier and certain stockholders of Ophthalmic will enter into certain Purchase Agreements providing for

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the acquisition of Shares by Premier from the holders named therein in exchange for the same consideration as being exchanged pursuant to the Offer (the "Private Acquisition");

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, intending to be legally bound hereby, Premier and Ophthalmic agree as follows:

                                    ARTICLE I

                                    THE OFFER

SECTION 1.1 THE OFFER.

         (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 of this Agreement and none of the events set forth in Annex I hereto (the "Exchange Offer Conditions") shall have occurred and be existing, as promptly as practicable, but in no event later than the fifth business day from the date of this Agreement, Premier shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder (the "Exchange Act")), a tender offer for any and all Shares in exchange for the Offer Consideration and shall use reasonable best efforts to consummate the Offer. The obligation of Premier to accept for exchange and to exchange the Offer Consideration for any Shares tendered pursuant thereto will be subject only to the satisfaction of the conditions set forth in Annex I hereto. This Offer shall be made by means of a Prospectus/Offer to Exchange (the "Offer to Purchase") containing the terms set forth in this Agreement and the conditions set forth in Annex 1. Notwithstanding anything to the contrary in clause (iii) of Annex I hereto, Premier shall be required to make a reasonable determination that any of the events set forth in paragraphs (a) through (h) of Annex I shall have occurred in order to refuse payment of the Offer Consideration for the tendered Shares or to terminate the Offer in connection with any purported failure to meet a condition specified in such paragraphs (a) through (h) of Annex I.

         (b) The Offer Consideration shall consist of: (x) the Cash Consideration, (y) the Stock Consideration, and (z) the Warrant Consideration. The Stock Consideration is equal to that number of shares of Premier Common Stock equal to the Exchange Ratio. "Exchange Ratio" means the quotient (rounded to the nearest 1/100,000) determined by dividing $0.25 by closing sales prices for Premier Common Stock as reported on The Nasdaq Stock Market, Inc. ("NASDAQ") as published in THE WALL STREET JOURNAL or, if not published therein, in another authoritative source) for either (i) the fifteen (15) consecutive trading days (each, a "Trading Day") ending five Trading Days immediately preceding the Expiration Date (as defined below) or (ii) the thirty (30) consecutive Trading Days ending twenty (20) Trading Days prior to the Expiration Date, whichever yields the fewer number of shares of Premier Common Stock (the "Premier Average Price"). The Class C Warrants and the Class D Warrants shall be substantively in the forms attached as Exhibits A and B hereto, respectively.

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         (c) Without the prior written consent of Ophthalmic, Premier shall not decrease the Offer Consideration or change the form of consideration payable in the Offer, decrease the number of Shares sought to be purchased in the Offer, impose additional conditions to the Offer or amend any other term in of the Offer in any manner adverse to the holders of Common Stock. The Offer shall remain open until the date that is 20 business days (as such term is defined in Rule 14d-1(c)(6) under the Exchange Act) after the commencement of the Offer (the "Expiration Date"), unless Premier shall have extended the period of time for which the Offer is open pursuant to, and in accordance with, the two succeeding sentences or as may be required by applicable law, in which event the term "Expiration Date" shall mean the latest time and date as the Offer, as so extended, may expire. Subject to the terms of the Offer and this Agreement and the satisfaction of all the Exchange Offer Conditions as of any Expiration Date, Premier shall accept for exchange and exchange the Offer Consideration for all Shares validly tendered and not withdrawn pursuant to the Offer as promptly as practicable after such Expiration Date; provided that, if on any scheduled Expiration Date of the Offer all of the Exchange Offer Conditions shall not have been satisfied or waived, unless this Agreement has been terminated pursuant to
Section 8.1 hereof, the Offer may, but need not, be extended from time to time without the consent of Ophthalmic for such period of time as is reasonably expected by Premier to be necessary to satisfy the unsatisfied conditions; provided further that the Offer may be extended by Premier without the consent of Ophthalmic for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer.

         (d) Concurrently with the commencement of the Offer, Premier shall file with the Securities and Exchange Commission ("SEC") a Tender Offer Statement on
Schedule 14D-1 in accordance with the Exchange Act with respect to the Offer (together with all amendments, supplements, and exhibits thereto, including the Offer to Purchase, the "Schedule 14D-1") and a Registration Statement on Form S-4 (the "Form S-4") in accordance with the Securities Act of 1933, as amended (the "Securities Act") to register the Premier Common Stock and the Warrants to be issued in connection with the Offer (together with all amendments, supplements, and exhibits thereto, including the Prospectus in the form of the Offer to Purchase, the "Registration Statement"). The Schedule 14D-1 and the Registration Statement are referred to collectively herein as the "Offer Documents". Ophthalmic and its counsel shall be given a reasonable opportunity to review and comment and on the Offer Documents and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of Ophthalmic. Premier agrees to provide Ophthalmic and its counsel in writing with any covenants Premier and its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments and shall provide Ophthalmic and its counsel with reasonable opportunity to review and comment on the response of Premier to such comments. Premier represents that the Offer Documents will comply in all material respects with the provisions of applicable federal and state securities laws, and, on the date filed with the SEC and on the date first published, sent or given to Ophthalmic's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is

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made by Premier with respect to information supplied by Ophthalmic in writing for inclusion in the Offer Documents. Ophthalmic shall provide Premier with such information as Premier may reasonably request in connection with the preparation of the Offer Documents. Each of Premier and Ophthalmic agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become incomplete, false or misleading in any material respect and Premier further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to stockholders of Ophthalmic, in each case, as and to the extent required by applicable federal and state securities laws.

         (e) Notwithstanding any other provision of this Agreement, each holder of Shares tendered for exchange pursuant to this Offer who would otherwise have been entitled to receive a fraction of a share of Premier Common Stock (after taking into account all shares tendered by such holder) shall receive, in lieu thereof, cash in an amount equal to, the fractional part of the Premier Common Stock multiplied by the "market price" of one share of Premier Common Stock, payable as part of the Offer Consideration. The "market price" of one share of Premier Common Stock shall be the closing price of such common stock as reported on NASDAQ (as published in THE WALL STREET JOURNAL or, if not published therein, any other authoritative source) on the last Trading Date preceding the Expiration Date.

SECTION 1.2 OPHTHALMIC ACTIONS.

         (a) Ophthalmic hereby approves and consents to the Offer and represents, that the Ophthalmic Board, at a meeting duly called and held, has
(i) determined by unanimous vote of its directors that each of the transactions contemplated hereby, is fair to and in the best interests of Ophthalmic and its stockholders, (ii) approved the Offer and adopted this Agreement in accordance with the California General Corporation Law ("CGCL") and pursuant to Article Six of the Restated Articles of Incorporation of Ophthalmic, and (iii) resolved to recommend that the stockholders of Ophthalmic accept the Offer and tender their Shares thereunder to Premier, provided, however, that such recommendation and approval may be withdrawn, modified or amended only in accordance with Section
6.10 of this Agreement. Ophthalmic further represents that, prior to the execution hereof, Cowen & Company (the "Investment Banker"), has delivered to the Ophthalmic Board its written opinion that as of the date thereof, the financial terms of the Offer are fair, from a financial point of view to the holders of shares of Common Stock (other than Premier and its affiliates). Ophthalmic hereby consents to the inclusion in the Offer Documents of the recommendations of the Ophthalmic Board described in this Section 1.2(a).

         (b) Ophthalmic shall file with the SEC, as promptly as possible after the filing by Premier of the Schedule 14D-1, a Solicitation/Recommendation Statement on Schedule 14D-9 in accordance with the Exchange Act (together with all amendments, supplements, and exhibits thereto, the "Schedule 14D-9"), which shall contain the recommendation referred to in Section 1.2(a)(iii) of this Agreement; provided that subject to Section 6.10 of this Agreement, such recommendation may be withdrawn, modified, or amended. Premier and its counsel shall be given reasonable opportunity

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to review and comment on the Schedule 14D-9 prior to its filing with the SEC.
Ophthalmic agrees to provide Premier and its counsel in writing with any comments Ophthalmic or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments. Ophthalmic represents that the Schedule 14D-9 will comply in all material respects with the provisions of applicable federal and state securities laws and, on the date filed with the SEC and on the date first published, sent or given to Ophthalmic's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Ophthalmic with respect to information supplied by Premier in writing for inclusion in the Schedule 14D-9. Each of Ophthalmic and Premier agree promptly to correct any information provided by either of them for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading, and Ophthalmic further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case, as and to the extent required by applicable federal and state securities laws.

         (c) In connection with the Offer, Ophthalmic shall furnish or cause to be furnished to Premier with mailing labels, security position listings, any available non-objecting beneficial owner lists and any available listing or computer list containing the names and addresses of the record holders of the Common Stock as of the most recent practicable date and shall furnish Premier with such additional available information (including, but not limited to, updated lists of holders of Common Stock and their addresses, mailing labels and lists of security positions and non-objecting beneficial owner lists) and such other assistance as Premier or its agents may reasonably request in communicating the Offer to Ophthalmic's record and beneficial stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated hereby, Premier and its affiliates, associates, agents and advisors, shall keep such information confidential and use the information contained in any such labels, listings and files only in connection with the Offer and, if this Agreement shall be terminated, shall deliver to Ophthalmic all copies of, and extracts and summaries from, such information then in their possession.

                                   ARTICLE II

          AMENDMENT TO RIGHTS PLAN; CLOSING OF THE PRIVATE ACQUISITION

SECTION 2.1 AMENDMENT TO RIGHTS PLAN - CLOSING OF THE PRIVATE ACQUISITION. Provided that this Agreement is not earlier terminated, the Ophthalmic Board shall amend the Rights Plan in accordance with Section 4.16 simultaneously with the closing of the Private Acquisition.

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                                   ARTICLE III

                                   [NOT USED]

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF OPHTHALMIC

Ophthalmic represents and warrants to Premier as follows:

SECTION 4.1 ORGANIZATION AND QUALIFICATION: NO SUBSIDIARIES. Ophthalmic is a corporation duly organized, validly existing and in good standing under the laws of the state of California and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where failure to be in good standing or to so qualify would not have a Material Adverse Effect on Ophthalmic. Except as set forth in Section 4.1 of the Ophthalmic Disclosure Schedule, Ophthalmic has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, or authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect. The term "Material Adverse Effect on Ophthalmic," as used in this Agreement, means any change in or effect on the business, financial condition or results of operations of Ophthalmic that would have, individually or in the aggregate, a material adverse impact on Ophthalmic. Ophthalmic has heretofore made available to Premier a complete and correct copy of its Restated Articles of Incorporation (including all Certificates of Determination) and By-Laws, each as amended to the date hereof. Such Restated Articles of Incorporation, By-Laws and equivalent organizational documents are in full force and effect. Except as set forth in Section 4.1 or the Ophthalmic Disclosure Schedule, Ophthalmic is not in violation of any provision of its Restated Articles of Incorporation, By-Laws, or equivalent organizational documents. Ophthalmic does not have any subsidiaries.

SECTION 4.2 CAPITALIZATION. The authorized capital stock of Ophthalmic consists of 20,000,000 of shares of Common Stock and 20,000,000 shares of preferred stock ("Preferred Stock"), of which 100,000 shares are designated Series A Junior Participating Preferred Stock, no par value ("Junior Preferred Stock"). As of the close of business on February 25, 1998, 3,905,428 shares of Common Stock were issued and outstanding, and no shares of Common Stock were held in treasury. Ophthalmic has no shares of Preferred Stock issued and outstanding. As of the date hereof, except for (i) 1,514,742 Common Stock reserved for issuance pursuant to outstanding options granted by Ophthalmic ("Ophthalmic Options"),
(ii) 250,000 shares of Common Stock reserved for issuance pursuant to outstanding warrants ("Ophthalmic Warrants") and (iii) 100,000 shares of Junior Preferred Stock reserved for issuance upon exercise of the Rights, there are not now, and at the Expiration Date there will not be, any existing options, warrants, calls, subscriptions, or other rights,

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or other agreements or commitments, obligating Ophthalmic to issue, transfer or sell any shares of capital stock of Ophthalmic or bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) of, or other equity interest in, Ophthalmic or securities convertible into or exchangeable for such shares or equity interest or obligating Ophthalmic to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment other than as set forth in Section 6.1 of the Ophthalmic Disclosure Schedule. Since February 12, 1998, Ophthalmic has not issued any shares of its capital stock, except pursuant to Ophthalmic Options and Ophthalmic Warrants outstanding on such date. All issued and outstanding shares of Common Stock are and all shares of Common Stock which may be issued pursuant to the exercise of outstanding Ophthalmic Options and Ophthalmic Warrants will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable, and such issuance will not violate any preemptive rights under law or otherwise. Except as contemplated by the Offer contemplated by this Agreement and pursuant to the Private Acquisition, there are no outstanding contractual obligations of Ophthalmic to repurchase, redeem or otherwise acquire any shares of Common Stock or the capital stock of Ophthalmic.

SECTION 4.3 AUTHORITY RELATIVE TO THIS AGREEMENT.

         (a) Ophthalmic has the requisite corporate power and authority to execute and deliver this Agreement and, to the extent required by applicable law or Ophthalmic's Restated Articles of Incorporation, subject to the approval and adoption of any Proposed Merger by the stockholders of Ophthalmic, if required, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Ophthalmic and the consummation by Ophthalmic of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Ophthalmic, subject, in the case of the Proposed Merger, to any necessary approval thereof by the stockholders of Ophthalmic. This Agreement has been duly and, validly executed and delivered by Ophthalmic, and, assuming this Agreement constitutes a valid and binding obligation of Premier, this Agreement constitutes a valid and binding agreement of Ophthalmic, enforceable against Ophthalmic in accordance with its terms (except in all cases as such enforceability may be limited to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor's rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of any court before which any proceeding may be brought).

         (b) Except as set forth in this Section 4.3 of the Ophthalmic Disclosure Schedule, other than in connection with, or in compliance with, the provisions of the CGCL with respect to the actions contemplated hereby, the federal securities laws, the securities laws of the various states, the rules of NASDAQ, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to employee benefit plans, or under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no authorization, consent or approval of, or filing with, any Governmental Entity (as hereinafter defined) is necessary for the consummation by Ophthalmic of the transactions contemplated by this Agreement other than authorizations, consents and approvals the failure to obtain, or filings the failure to make, which would not, individually in the aggregate, have a Material Adverse Effect on Ophthalmic. As used in this Agreement, the term "Governmental Entity" means any government or subdivision thereof, domestic, foreign or supranational or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational.

SECTION 4.4 NO VIOLATION. Neither the execution or delivery of this Agreement by Ophthalmic nor the consummation by Ophthalmic of the transactions contemplated hereby will (i) constitute a breach or violation of any provision of the Restated Articles of Incorporation or By-Laws of Ophthalmic, (ii) except as set forth in Section 4.4 of the Ophthalmic Disclosure Schedule, constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or encumbrance upon any material property or asset of Ophthalmic under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which Ophthalmic, or by which it or any of its properties or assets, are bound, or (iii) subject to the receipt of the requisite consents, approvals, or authorizations of, or filings with Governmental Entities under federal securities laws, applicable corporate and securities laws, the rules of NASDAQ and the Boston Stock Exchange, and laws relating to employee benefit plans, conflict with or violate any order, judgment or decree, or to the knowledge of Ophthalmic, any statute, ordinance, rule or regulation applicable to Ophthalmic, or by which it or any of its properties or assets may be bound or affected, other than, in the case of the foregoing clauses (ii) or (iii), conflicts, breaches, violations, defaults, terminations, accelerations or creation of liens and encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect on Ophthalmic.

SECTION 4.5 SEC REPORTS AND FINANCIAL STATEMENTS. Ophthalmic has filed with the SEC, and has made available to Premier, copies of all forms, reports and documents ("Ophthalmic SEC Reports") required to be filed by it since September 1, 1994 under the Securities Act or the Exchange Act. None of such Ophthalmic SEC Reports (as of their respective filing dates) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except any statement or omission therein which as been corrected or otherwise disclosed or updated in a subsequent Ophthalmic SEC Report). The audited and unaudited consolidated financial statements of Ophthalmic included in any Ophthalmic SEC Report on Form 10-QSB or Form 10-KSB have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as otherwise stated in such financial statements, including the related notes or, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC rules), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present the financial position of Ophthalmic as of the dates thereof and the results of its operations and changes in financial position for the periods then ended, subject, in the case of the unaudited financial

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statements, to year-end audit adjustments, and except for the absence of certain footnote information in the unaudited statements. Except as set forth in
Section 4.5 of the Ophthalmic Disclosure Schedule, Ophthalmic does not have any liabilities or obligations of any nature (whether absolute, accrued, contingent, unmatured, unaccrued, unliquidated, unasserted, conditional or otherwise), except for liabilities or obligations (i) reflected or reserved against on the balance sheet as at November 30, 1997 (including the notes thereto and the other disclosure made in Ophthalmic's Form 10-QSB for the quarter ended November 30,
1997) included in the Ophthalmic SEC Reports, or (ii) incurred in the ordinary course of business consistent with past practice since such date.

SECTION 4.6 COMPLIANCE WITH APPLICABLE LAWS AND PERMITS; REGULATORY MATTERS. Except as set forth in Section 4.6 of the Ophthalmic Disclosure Schedule, to the knowledge of Ophthalmic, it has in effect and holds all permits, licenses, orders, authorizations, registrations, approvals and other analogous instruments, and Ophthalmic has made all filings and registrations and the like necessary or required by law to conduct its business as presently conducted, other than such permits, licenses, orders, authorizations, registrations, approvals, and other instruments, the absence of which do not have a Material Adverse Effect on Ophthalmic. Ophthalmic has not received any written governmental notices within two years of the date hereof of any violation by Ophthalmic of any such laws, rules, regulations or orders. Except as set forth in Section 4.6 of the Ophthalmic Disclosure Schedule or where the failure to comply would not have a Material Adverse Effect, to the knowledge of Ophthalmic, Ophthalmic is not in default or noncompliance under any (a) permits, consents, or similar instruments, and (b) the business and local and county laws, ordinances, regulations, judgments, orders, decrees or rules of any court, arbitrator or governmental, regulatory or administrative agency or entity, other than such default or noncompliance which is not reasonably likely to have a Material Adverse Effect on Ophthalmic. Without limiting the generality of the foregoing, except as set forth in Section 4.6 of the Ophthalmic Disclosure Schedule, all of the products presently marketed by Ophthalmic have been approved or cleared to market pursuant to valid and subsisting Premarket Approval or Section 501(k) Clearances issued by the United States Food and Drug Administration ("FDA"). Ophthalmic has never conducted any clinical trials which have required Investigational Device Exemptions ("IDE's"). No written notification has been furnished to Ophthalmic of any medical complications arising in connection with or resulting from clinical trials conducted by Ophthalmic either directly or under its direction, or from the use of its products following FDA approval or clearance. Ophthalmic has not received any written complaint nor has Steven Verdooner, during the past six months, been made aware of any oral complaint made with respect to such procedures and no Medical Device Reports have been filed by Ophthalmic or have been required to be filed. Except as set forth in Section 4.6 of the Ophthalmic Disclosure Schedule, the design, manufacture and distribution of all of Ophthalmic products, to the extent required, has been conducted, and shall continue through the Expiration Date to be conducted, substantially in accordance with "good manufacturing practices" as required by the FDA.

SECTION 4.7 CHANGE OF CONTROL. Except as provided by the terms of any Ophthalmic Warrant, any Ophthalmic stock option plan, or any Ophthalmic Options, or as set forth on Section 4.7 of the Ophthalmic Disclosure Schedule, the transactions contemplated by this Agreement will not constitute a "change of control" under, require the consent from or the giving of notice to a third party pursuant to, permit a third party to terminate or accelerate vesting or repurchase rights, or create any other detriment under the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Ophthalmic is a party or by which it or any of its properties or assets may be bound, except where the adverse consequences resulting from such change of control or where the failure to obtain such consents or provide such notices would not, individually or in the aggregate, have a Material Adverse Effect on Ophthalmic.

SECTION 4.8 LITIGATION. Except as disclosed in an SEC Report or in Section 4.8 of the Ophthalmic Disclosure Schedule, or otherwise fully covered by insurance, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Ophthalmic, threatened, against Ophthalmic, individually or in the aggregate, which would have a Material Adverse Effect on Ophthalmic or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. Except as disclosed in the Ophthalmic SEC Reports filed prior to the date of this Agreement Ophthalmic is not subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, would have a Material Adverse Effect on Ophthalmic or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

SECTION 4.9 INFORMATION. None of the written information supplied by Ophthalmic (other than projections of future financial performance) expressly for inclusion or incorporation by reference in the Offer Documents, will, at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by Ophthalmic with respect to (i) any forward-looking information which may have been supplied by Ophthalmic, whether or not included by Premier in any Offer Document or (ii) statements made in any of the foregoing documents based upon information supplied by Premier.

SECTION 4.10 EMPLOYEE BENEFIT PLANS.

         (a) Section 4.10(a)/(b) of the Ophthalmic Disclosure Schedule includes a complete list of all material employee benefit plans and programs providing benefits to any employee or former employee of Ophthalmic sponsored or maintained by Ophthalmic or to which Ophthalmic contributes or is obligated to contribute ("Plans") and all written employment, severance, consulting and other compensation contracts between Ophthalmic and any current or former director, officer, or employee thereof ("Employment Contracts"). Ophthalmic is not party to any oral Employment Contracts that are not terminable at will. Without limiting the generality of the foregoing, the term "Plans" includes all employee welfare benefit plans within the meaning of Section 3(l) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder ("ERISA"), and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

         (b) With respect to each Plan, Ophthalmic has made available to Premier (to the extent requested) a true, correct and complete copy of: (i) all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; (vi) the most recent determination letter from the United States Internal Revenue Service (the "IRS"), if any; and (vii) each Employment Contract.

         (c) Except a set forth in Section 4.10(d) of the Ophthalmic Disclosure Schedule, all Plans are in compliance, in all material respects with all applicable provisions of ERISA, the Code and all laws and regulations applicable to the Plans. With respect to each Plan that is intended to be a "qualified plan" within the meaning of Section 401 (a) of the Code ("Qualified Plans"), the IRS has issued a favorable determination letter.

         (d) Except a set forth in Section 4.10(d) of the Ophthalmic Disclosure Schedule, all contributions required to be made by Ophthalmic to any Plan under applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected in the financial statements of Ophthalmic included in the Ophthalmic SEC Reports to the extent required under generally accepted accounting principles.

         (e) No Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. Without limiting the generality of the foregoing, no Plan is a "multi-employer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multi-Employer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA and which is subject to Title IV of ERISA (a "Multiple Employer Plan").

         (f) There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any liability under (i) Title IV of ERISA,
(ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, or (v) corresponding or similar provisions of foreign laws or regulations, other than a liability that arises solely out of, or relate solely to, the Plans, that would be a liability of Ophthalmic or any of its subsidiaries following the Expiration. Without limiting the generality of the foregoing, (i) neither of Ophthalmic nor any ERISA Affiliate of Ophthalmic has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA, (ii) no liability under Title IV or a violation of Section 302 of ERISA has been incurred by Ophthalmic that has not been satisfied in full, and Ophthalmic is not aware of any condition that exists that presents a material risk to Ophthalmic of incurring any such liability, other than liability for premiums due to the Pension Benefit Guaranty Corporation (which premiums have been paid when due) and for contributions due to a pension plan (which contributions have been paid through the end of 1997), and (iii) no Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Plan ended prior to the Expiration Date. An "ERISA Affiliate" means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes Ophthalmic or any of its subsidiaries, or that is a member of the same "controlled group" as Ophthalmic or any of its subsidiaries, pursuant to Section 4001(a)(14) of ERISA.

         (g) To the knowledge of Ophthalmic, there are no pending, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

SECTION 4.11 TAXES.

         (a) Except a set forth in Section 4.1 1 of the Ophthalmic Disclosure Schedule, Ophthalmic has (i) timely filed all income Tax Returns (as hereinafter defined), and all other material Tax Returns required to be filed by or with respect to it, or requests for extensions have been filed, granted, and have not expired, for the periods ending on or after December 31, 1996, and on or before the date of the most recent fiscal year and immediately preceding the date hereof, and to the knowledge of Ophthalmic all such Tax Returns are true, correct and complete in all material respects, and (ii) to the knowledge of Ophthalmic, all Taxes (as hereinafter defined) shown as due and payable on such Tax Returns have been paid, and (iii) made adequate provision in Ophthalmic's financial statements for payment of all Taxes anticipated to be payable in respect of all taxable periods or portions thereof ending on or before the date hereof, except where the failures to so file or pay or make adequate provision would not, individually or in the aggregate, have a Material Adverse Effect on Ophthalmic. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return of Ophthalmic. Ophthalmic (i) has not been a member of a group filing consolidated returns for federal income tax purposes, or (ii) is not a party to a Tax sharing or Tax indemnity agreement or any other agreement of a similar nature that remains in effect. There is no audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by Ophthalmic which would, individually or in the aggregate, have a Material Adverse Effect on Ophthalmic. There are no Tax liens upon any of the assets or property of Ophthalmic, except liens for current Taxes not yet due and payable. As soon as practicable after the public announcement of the execution of this Agreement, Ophthalmic will provide Premier with written schedules with respect to income taxes of (i) the taxable years of Ophthalmic as to which the statutes of limitations with respect to Taxes have not expired and (ii) with respect to such taxable years, those years for which examinations have been completed, those years for which examinations are presently being conducted, those years for which examinations have not been initiated and those years for which required Tax Returns have not yet been filed.

         (b) For purposes of this Agreement, the term "Taxes" means all taxes, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, license, payroll, withholding and franchise taxes, imposed by the United States or any state or local government or subdivision or agency thereof, including any interest, penalties or additions thereto. For purposes of this Agreement, the term "Tax Return" means any report, return or other information or document required to be supplied to a taxing authority in connection with Taxes.

SECTION 4.12 INTELLECTUAL PROPERTY.

         (a) (i) Ophthalmic owns, has the right to acquire or is licensed or otherwise has the right to use (in each case, free and clear of any liens or encumbrances of any kind), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted, (ii) no claims are pending or, to the knowledge of Ophthalmic, threatened, that Ophthalmic is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property, and (iii) to the knowledge of Ophthalmic, no person is infringing on or otherwise violating any right of Ophthalmic with respect to any Intellectual Property owned by and/or licensed to Ophthalmic.

         (b) For purposes of this Agreement, "Intellectual Property" shall mean material patents, copyrights, trademarks (registered or unregistered), service marks, brand names, trade dress, trade names, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing; and trade secrets and rights in any jurisdiction to limit the use or disclosure thereof by any person.

SECTION 4.13 CONTRACTS. Each material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Ophthalmic is a party or by which it or any of its properties or assets may be bound (the "Material Contracts") is in full force and effect, except where failure to be in full force and effect would not have a Material Adverse Effect on Ophthalmic, and there are no defaults by Ophthalmic or, to Ophthalmic's knowledge, any other party thereto, thereunder, except those defaults that would not have a Material Adverse Effect on Ophthalmic.

SECTION 4.14 VOTING REQUIREMENTS. No vote of the holders of the class or series of Ophthalmic's capital stock is necessary in connection with this Agreement, except as may be required in connection with the approval of the Proposed Merger.

SECTION 4.15 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Ophthalmic SEC Reports filed prior to the date of this Agreement or in Section 4.15 of the Ophthalmic Disclosure Schedule, there has not been, since August 31, 1997, any event that has had or that is reasonably expected to have a Material Adverse Effect on Ophthalmic. Except as disclosed in the Ophthalmic SEC Reports filed prior to the date of this Agreement or in Section 4.15 of the Ophthalmic Disclosure Schedule, since August 31, 1997, Ophthalmic has conducted its business only in the ordinary course of business consistent with past practices and there has not been, directly or indirectly:

         (i) any exchange or grant by Ophthalmic or any increase in compensation to any director or executive officer of Ophthalmic or, except in the ordinary course of business and consistent with past practice or as required under employment agreements in effect as of or prior to the date of this Agreement, of any employee of Ophthalmic;

         (ii) any grant by Ophthalmic to any such director, executive officer or employee of any increase in severance or termination pay, except as required under employment, severance or termination agreements or plans in effect as of the date of this Agreement;

         (iii) except as contemplated by this Agreement, any entry by Ophthalmic into any employment, severance or termination agreement with any such director or executive officer, or, except in the ordinary course of business consistent with past practice, employee;

         (iv) except in the ordinary course of business and consistent with past practice or as required under employment agreements in effect as of or prior to the date of this Agreement, any material adoption or material increase in exchanges to or benefits under any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any employees of Ophthalmic.

         (v) any change in accounting methods, principles or practices by Ophthalmic materially affecting its assets, liabilities or business, except insofar as may have been required by change in generally accepted accounting principles; or

         (vi) any agreement to do any of the things described in the preceding clauses (i) through (v).

         SECTION 4.16 RIGHTS AGREEMENT. The Ophthalmic Board has duly authorized and Ophthalmic will execute an amendment (the "Rights Agreement Amendment") to the Rights Agreement (without redeeming the Rights) which will permit the execution or delivery of this Agreement, the making of the Offer, the acquisition of Shares pursuant to the Offer and the consummation of the Proposed Merger without (i) causing any Rights issued pursuant to the Rights Agreement to become exercisable or to separate from the stock certificates to which they are attached, (ii) causing Premier or any of its Affiliates to be an Acquiring Person (as each such term is defined in the Rights Agreement), or (iii) triggering other provisions of the Rights Agreement, including giving rise to a Distribution Date (as such term is defined in the Rights Agreement), and the Rights Agreement Amendment shall be in full force and effect from and after the date hereof until such time as, after being advised by its outside counsel with respect to fiduciary obligations, the Board of Directors of Ophthalmic determines in good faith by a majority vote that it is necessary to terminate or revise such amendment or the Rights Agreement in the exercise of its fiduciary obligations under applicable law.

SECTION 4.17 BROKERS. Except for the engagement of the Investment Banker, none of Ophthalmic, or any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

SECTION 4.18 OPINION OF INVESTMENT BANKER. Ophthalmic has received the written opinion of the Investment Banker to the effect that, as of the date such opinion, the financial terms of the Offer are fair, from a financial point of view to the holders of shares of Common Stock (other than Premier and its affiliates).

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                   OF PREMIER

Premier represents and warrants to Ophthalmic as follows:

SECTION 5.1 ORGANIZATION AND QUALIFICATION. Premier is a corporation duly organized, validly existing and in good standing under the laws of its state or jurisdiction of incorporation and is in good standing as a foreign corporation in each other jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and where failure to be in good standing or to so qualify would have a Material Adverse Effect on Premier. Premier has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, or authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect. The term "Material Adverse Effect on Premier", as used in this Agreement means any change in or effect on the business, financial condition or results of operations of Premier or any of its subsidiaries that would, individually or in the aggregate, be materially adverse to Premier and its subsidiaries taken as a whole. Premier has heretofore made available to Ophthalmic a complete and correct copy of its Articles of Incorporation (including all Certificates of Determination) and By-Laws, each as amended to the date hereof. Such Articles of Incorporation, By-Laws and equivalent organizational documents are in full force and effect. Premier is not in violation of any provision of its Articles of Incorporation, By-Laws, or equivalent organizational documents.

SECTION 5.2 AUTHORITY RELATIVE TO THIS AGREEMENT.

         (a) Premier has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Premier and no other corporate proceedings on the part of Premier is necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Premier and, assuming this Agreement constitutes a valid and binding obligation of Ophthalmic, this Agreement constitutes a valid and binding agreement Premier, enforceable against Premier in accordance with its terms.

         (b) Other than in connection with, or in compliance with, the provisions of the CGCL with respect to the transactions contemplated hereby, the Exchange Act, the securities laws of the various states, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by Premier of the transactions contemplated by this Agreement other than authorizations, consents and approvals the failure to obtain, or filings the failure to make, which would not, in the aggregate, have a Material Adverse Effect on Premier.

SECTION 5.3 NO VIOLATION. Neither the execution or delivery of this Agreement by Premier nor the consummation by Premier of the transactions contemplated hereby will (i) constitute a breach or violation of any provision of the Articles of Incorporation or By-Laws of Premier, (ii) constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or encumbrance upon any of the material property or asset of Premier or any of its subsidiaries under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which Premier or any of its subsidiaries is a party or by which they or any of their respective properties or assets are bound, or (iii) subject to the receipt of the requisite consents, approvals, or authorizations of, or filings with Governmental Entities under federal securities laws, applicable corporate and securities laws, the rules of NASDAQ and laws relating to employee benefit plans, conflict with or violate any order, judgment or decree, or to the knowledge of Premier, any statute, ordinance, rule or regulation applicable to Premier, or by which it or any of its properties or assets may be bound or affected, other than, in the case of the foregoing clauses (ii) or (iii), conflicts, breaches, violations, defaults, terminations, accelerations or creation of liens and encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect on Premier.

SECTION 5.4 INFORMATION. None of the information supplied by Premier in writing (other than projections of future financial performance) specifically for inclusion or incorporation by reference in (i) the Schedule 14D-9, or (ii) the Other Filings will, at the respective times filed with the SEC or other Governmental Entity contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by Premier with respect to statements made in any of the foregoing documents based upon information supplied in writing by Ophthalmic.

SECTION 5.5 FUNDS: RESERVATION OF SHARES. Premier has on the date hereof and will have at the time of acceptance for exchange and exchange of Shares pursuant to the Offer and at the Expiration Date, the funds necessary and will have reserved for issuance the Premier Common Stock, the

Premier Common Stock issuable upon exercise of the Warrants and the Warrants to consummate the Offer and the transactions contemplated thereby on a timely basis in accordance with this Agreement which Premier Common Stock and Warrants when issued, will be duly authorized and validly issued, fully paid and nonassessable, and such issuance will not violate any preemptive rights under law or otherwise.

SECTION 5.6 INTENTION TO PROPOSE A MERGER. As of the date hereof, Premier presently intends to, at a reasonable time following its acceptance for exchange and exchange for shares pursuant to the Offer, propose a merger with Premier providing holders of shares of Common Stock at such time an economic benefit similar to that of the Offer Consideration (the "Proposed Merger").

SECTION 5.7 OWNERSHIP OF SHARES. Except as disclosed on the latest Schedule 13D as filed by Premier with the SEC prior to the date of this Agreement with respect to the Common Stock, none of Premier or its Subsidiaries or affiliates owns (beneficially or otherwise) any shares of Common Stock. From the date of this Agreement through the Expiration Date, except for those Private Acquisitions entered into concurrently herewith, none of Premier or its Subsidiaries or affiliates shall purchase or otherwise acquire beneficial ownership of any additional shares of Common Stock.

SECTION 5.8 SEC REPORTS AND FINANCIAL STATEMENTS. Premier has filed and has made available to Ophthalmic all forms, reports and documents ("Premier SEC Reports") required to be filed by it with the SEC since April 1, 1994. None of such Premier SEC Reports (as of their respective filing dates) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except any statement or omission therein which as been corrected or otherwise disclosed or updated in a subsequent Premier SEC Report). The audited and unaudited consolidated financial statements of Premier included in any Premier SEC Report on Form 10-Q or Form 10-K have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as otherwise stated in such financial statements, including the related notes or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC rules), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present the financial position of Premier as of the dates thereof and the results of its operations and changes in financial position for the periods then ended, subject, in the case of the unaudited financial statements, to year end audit adjustments, and except for the absence of certain footnote information in the unaudited statements. Premier does not have any liabilities or obligations of any nature (whether absolute, accrued, contingent, unmatured, unaccrued, unliquidated, unasserted, conditional or otherwise), except for liabilities or obligations (i) reflected or reserved against on the balance sheet as at December 31, 1997 (including the notes thereto and the other disclosure made in Ophthalmic's Form 10-Q for the quarter ended December 31,
1997) included in the Premier SEC Reports, or (ii) incurred in the ordinary course of business consistent with past practice since such date, in each case of clauses (i) and (ii) which, individually or in the aggregate, would not have a Material Adverse Effect on Premier.

SECTION 5.9 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Premier SEC Reports filed prior to the date of this Agreement and made available to Ophthalmic, there has not been since March 31, 1997 any event that has had or that is reasonably expected to have a Material Adverse Effect on Premier.

SECTION 5.10 CAPITALIZATION. The Premier Common Stock and Warrants (i) when issued upon exchange for the Shares in accordance with the Offer and (ii) in the case of Premier Common Stock if and when issued pursuant to the Warrants in accordance with the respective terms thereof, will be duly authorized, validly issued, fully paid, nonassessable and such issuances will not violate any preemptive rights under applicable laws, Premier's Articles of Incorporation or By-Laws, material contract or agreement or otherwise.

                                   ARTICLE VI

                                    COVENANTS

SECTION 6.1 CONDUCT OF BUSINESS OF OPHTHALMIC. Except as contemplated by this Agreement or as expressly agreed to in writing by Premier, during the period from the date of this Agreement to the earliest of (a) August 30, 1998, (b) the termination of this Agreement, or (c) the closing of the Proposed Merger, Ophthalmic will conduct its operations according to its ordinary and usual course of business and consistent with past practice and will use its reasonable efforts, to preserve intact the business organization of Ophthalmic, to keep available the services of its and their present officers and key employees, and to preserve the good will of those having business relationships with it. Without limiting the generality of the foregoing, and except as (y) otherwise expressly provided in this Agreement, or (z) required by law, prior to the earlier of the Expiration Date or the termination of this Agreement, Ophthalmic will not, without the prior written consent of Premier (which consent shall not be unreasonably withheld):

         (i) except with respect to annual bonuses made in the ordinary course of business consistent with past practice, adopt or amend in any material respect any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or employee of Ophthalmic or increase in any manner the compensation or fringe benefits of any director, officer or employee of Ophthalmic or pay any benefit not required by any existing agreement or place any assets in any trust for the benefit of any director, officer or employee of Ophthalmic (in each case, except with respect to employees, non-executive officers and directors in the ordinary course of business consistent with past practice);

         (ii) incur any material indebtedness for borrowed money (other than under existing lines of credit or under that certain factoring arrangement with Imperial Bank dated as November 18, 1997) or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Ophthalmic, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or make any loans or advances outside the ordinary course of business to, or capital contributions to, or investments in, any other person.

         (iii) expend funds for capital expenditures (as determined under generally accepted accounting principles) in excess of $100,000 per fiscal quarter;

         (iv) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets other than immaterial properties or assets (or immaterial portions of properties or assets), except (i) in the ordinary course of business consistent with past practice or (ii) pursuant to contracts or agreements in force as of the date of this Agreement;

         (v) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of Ophthalmic or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

         (vi)  except pursuant to the exercise of outstanding Ophthalmic
Options or Ophthalmic Warrants, or as disclosed in Section 6.1 of the Ophthalmic Disclosure Schedule, authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights);

         (vii) except as contemplated by this Agreement, amend its Restated Articles of Incorporation By-Laws or equivalent organizational documents;

         (viii) make or agree to make any acquisition of assets which is material to Ophthalmic except for purchases of inventory, supplies and material in the ordinary course of business;

         (ix) settle, pay or compromise any claims, individually or in the aggregate in an amount in excess of $100,000 (other than repayment of Ophthalmic's indebtedness to Imperial Bank), other than in consultation and cooperation with Premier, and, with respect to any such settlement, with the prior written consent of Premier, which consent shall not be unreasonably withheld;

         (x) make any material Tax election or settle or compromise any material Tax liability (whether with respect to amount or timing); or

         (xi) except in the ordinary course of business, modify, amend or terminate any material contract or waive or release or assign any material rights or claims.

SECTION 6.2 COVENANTS OF PREMIER. From the date of this Agreement until the earliest of (a) August 30, 1998, (b) the termination of this Agreement, and (c) the closing of the Proposed Merger, Premier covenants and agrees that it shall
(x) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the Premier Common Stock and the business prospects of Premier and its Subsidiaries, and (y) take no action which would (i) materially adversely affect the ability of any party to this Agreement to obtain any consents, approvals, or authorizations required for the transactions contemplated hereby without imposition of a condition or restriction of any materially adverse conditions or restrictions, or (ii) materially adversely affect the ability of any party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent Premier from discontinuing or disposing of any of its properties, assets, or business if such action is, in the judgment of Premier, desirable in the conduct of the business of Premier and its Subsidiaries.

SECTION 6.3 ACCESS TO INFORMATION; CONFIDENTIALITY. From the date hereof until the earlier of the Expiration Date or the termination of this Agreement, upon reasonable notice and subject to applicable laws, Premier and Ophthalmic shall afford each other, and each other's accountants, counsel, and other representatives, during normal business hours during the period of time prior to the Expiration Date, reasonable access to all of its properties, books, contracts, commitments, and records and, during such period, each of Premier and Ophthalmic shall furnish promptly to the other (a) a copy of each report, schedule, and other document filed or received by it during such period pursuant to the requirements of federal and state securities laws, (b) a copy of all filings made with any Governmental Entities in connection with the transactions contemplated by this Agreement and all written communications received from such Governmental Entities related thereto, and (c) all other information concerning its business, properties, and personnel as such other party may reasonably request. Each party hereto shall, and shall cause its advisors and representatives to (x) conduct its investigation in such a manner that will not unreasonably interfere with the normal operations, customers or employee relations of the other and shall be in accordance with procedures established by the parties having due regard for the foregoing, and (y) refrain from using for any purposes other than as set forth in this Agreement and shall treat as confidential all such information obtained by each hereunder or in connection herewith and not otherwise known to them prior to the Expiration Date. Except as otherwise agreed to in writing by Ophthalmic, until the Expiration Date, Premier and its Subsidiaries and affiliates will be bound by, and all information received with respect to Ophthalmic pursuant to this Section 6.3 shall be subject to that certain confidentiality agreement entered into with Premier on February 12, 1998 (the "Ophthalmic Confidentiality Agreement"). Except as otherwise agreed to in writing by Premier, until the Expiration Date, Ophthalmic will be bound by, and all information received with respect to Premier pursuant to this Section 6.3 shall be subject to that certain Confidentiality Agreement entered into with Ophthalmic on February 20, 1998 (the "Premier Confidentiality Agreement").

SECTION 6.4 EFFORTS.

         (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including (i) obtaining all necessary opinions, waivers, consents and approvals and effect all necessary registrations and filings and (ii) defending any lawsuit or other legal proceedings challenging this Agreement or the Offer. In case at any time after the Expiration Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Without limiting the foregoing, each of Ophthalmic and Premier shall make all necessary filings with Governmental Entities as promptly as practicable in order to facilitate prompt consummation of the transactions contemplated by the Offer and this Agreement. In addition, each of Premier and Ophthalmic will use its reasonable best efforts (including, without limitation, exchange of any required fees) and will cooperate fully with each other to (i) comply as promptly as practicable with all governmental requirements applicable to the transactions contemplated by the Offer and this Agreement, including the making of all filings necessary or proper under applicable laws and regulations to consummate and make effective the transactions contemplated by the Offer and this Agreement, including, but not limited to, cooperation in the preparation and filing of the Offer Documents, the Schedule 14D-9 and any actions or filings related thereto, and any amendments to any thereof, and (ii) obtain promptly all consents, waivers, approvals, authorizations or permits of, or registrations or filings with or notifications to (any of the foregoing being a "Consent"), any Governmental Entity necessary for the consummation of the transactions contemplated by the Offer and this Agreement. Premier and Ophthalmic shall furnish to each other such necessary information and reasonable assistance as Premier or Ophthalmic may reasonably request in connection with the foregoing. In addition, if at any time prior to the Expiration Date any event or circumstance relating to either Ophthalmic or Premier or any of their respective subsidiaries, should be discovered by Ophthalmic or Premier, as the case may be, and which should be set forth in an amendment to the Offer Documents or Schedule 14D-9, the discovering party will promptly inform the other party of such event or circumstance.

         (b) Without limiting Section 6.4(a), Premier and Ophthalmic shall each
(i) take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition, or trade regulation law that may be asserted by any Governmental Entity with respect to the Offer so as to enable consummation thereof to occur as soon as reasonably possible, including without limitation, proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Premier or Ophthalmic as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying consummation of the Offer or the Proposed Merger, and (ii) use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the consummation of the Offer, including without limitation defending through litigation on the merits any claim asserted in any court by any party. Each party hereto shall promptly notify the other parties of any written communication to that party from any Governmental Entity and permit the other parties to review in advance any proposed communication to any Governmental Entity. Premier and Ophthalmic shall not (and shall cause their respective affiliates and representatives not to) agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat. Each of the parties hereto will coordinate and cooperate fully with the other parties hereto in exchanging such information and providing such assistance as such other parties may reasonably request in connection with the foregoing.

SECTION 6.5 PUBLIC ANNOUNCEMENTS. From the date of this Agreement, until the Expiration Date or the termination of this Agreement, each of Ophthalmic and Premier agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Offer, the Proposed Merger and the other transactions contemplated hereby, agree to provide to the other party for review a copy of any such press release or statement, and shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable law or any listing agreement with a securities exchange.

SECTION 6.6 EMPLOYEE BENEFIT ARRANGEMENTS; WARRANTS. (a) Each of Ophthalmic and Premier agrees that it will take all corporate action to amend or adopt new stock options and/or stock incentive plans and warrants to provide for the issuance of Premier Common Stock rather than Common Stock issuable upon exercise of such plan or plans or warrants, effective as of the Expiration Date as set forth below.

               (i) VESTED OPTIONS. The value of outstanding, unexercised, vested Ophthalmic Options of a holder (the "Vested Options") shall be equal to the product of (x) $2.18 multiplied by (y) the number of shares of Common Stock issuable upon exercise thereof (the "Aggregate Ophthalmic Option Value"). On the Expiration Date, each Vested Option of a holder shall be exchanged for Premier options (the "Premier Options") issuable for that number of shares of Premier Common Stock (the "Vested Exchange Rate") equal to (xx) the Aggregate Ophthalmic Option Value of a holder divided by (yy) the Premier Average Price. The exercise price per share of Premier Common Stock issuable to a holder upon exercise of the Premier Options (the "Vested Exercise Price") shall be equal to (xxx) the aggregate exercise price for all Vested Options exchanged by such holder divided by (yyy) the number of shares of Premier Common Stock issuable to such holder upon exercise of the Premier Options exchanged therefor. Ophthalmic Options granted under Ophthalmic's 1997 Stock Option Plan shall vest on the Expiration Date and shall be Vested Options.

               (ii) UNVESTED OPTIONS. Unless earlier terminated, each outstanding, unexercised, invested Ophthalmic Option shall vest (a "Subsequently Vesting Option") on the earlier of (aa) its scheduled vesting date and (bb) with respect to any Ophthalmic employee who is employed by Ophthalmic, Premier or any of their affiliates six (6) months after the Expiration Date, six (6) months following the Expiration Date (the "Measurement Date"). On the Measurement Date, the Subsequently Vesting Option of a holder shall be exchanged for Premier Options issuable for that number of shares of Premier Common Stock equal to (xx) the Aggregate Ophthalmic Option Value of a holder attributable to such Subsequently Vesting Options divided. by (yy) the Premier Average Price calculated using the Measurement Date in lieu of the Expiration Date. The exercise price per share of Premier Common Stock issuable to a holder upon exercise of such Subsequently Vesting Options shall be equal to (xxx) the aggregate exercise price for all Subsequently Vesting Options of such holder that vested on such Measurement Date divided by (yyy) the number of shares of Premier Common Stock issuable upon exercise of the Premier Options exchanged therefor. Ophthalmic Options not granted under Ophthalmic's 1997 Stock Option Plan shall vest as provided in this Section 6.1 (a)(ii).


               (iii) EXCHANGE AND PRICING ELECTION. Notwithstanding anything to the contrary contained in Section 6.6(a)(ii), each holder of Ophthalmic Options not granted under Ophthalmic's 1997 Stock Option Plan may elect, by providing written notice to Ophthalmic prior to the Expiration Date, to have such holder's Ophthalmic Options exchanged, when vested as provided in Section 6.6(a)(ii), for Premier Options at the Vested Exchange Rate for an exercise price equal to the Vested Exercise Price.

               (iv) TERMINATION OF EMPLOYMENT. For a period of six (6) months following the Expiration Date, Ophthalmic Options issued to officers or employees of Ophthalmic, which have not earlier vested as provided herein, shall vest on the date of termination of such officer or employee "without cause" by Ophthalmic or Premier, as determined in the reasonable discretion of Ophthalmic, in which case such Ophthalmic Options shall be exchanged in accordance with Section 6.6(a)(ii) (with the date of such termination being the Measurement Date), or Section 6.6(a)(i) if a valid election is made by such officer or employee pursuant to Section 6.6(a)(iii).

         (b) Following the Expiration Date, Premier shall provide or cause its Subsidiaries to provide generally to officers and employees of Ophthalmic employee benefits, including without limitation, pension benefits, health and welfare benefits, life insurance and vacation, and severance arrangements, on terms and conditions which when taken as a whole are no less favorable than those currently provided by Premier and its Subsidiaries to their similarly situated officers and employees. Premier does not currently provide its officers and employees with pension benefits or severance plans. For purposes of participation and vesting under any employee benefit plan of Ophthalmic and its Subsidiaries, the service of the employees of Ophthalmic prior to the Expiration Date shall be treated as service with the Premier or its subsidiaries participating in such employee benefit plans.

Premier shall, and shall cause its Subsidiaries to, honor in accordance with their terms, all Employment Contracts, and all provisions for vested benefits or other vested amounts earned or accrued through the Expiration Date under the Plans.

         (c) For a period of ninety (90) days following the Expiration Date, Premier shall provide or cause its Subsidiaries to provide generally to officers and employees of Ophthalmic severance benefits equal to one week's pay for each full year of service to Ophthalmic to each such officer or employee that is terminated without cause by Premier or its Subsidiary. The phrase "without cause" shall not apply to those officers and employees that are terminated because they do not elect to work for Premier or its Subsidiaries.

SECTION 6.7 NOTIFICATION OF CERTAIN MATTERS. Premier and Ophthalmic shall promptly notify each other orally and in writing of (i) the occurrence or non-occurence of any fact or event which would be reasonably likely (A) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Expiration Date or (B) to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied in any material respect and (ii) any failure of Ophthalmic or Premier, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder. Each of Ophthalmic and Premier shall give prompt notice to the other of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

SECTION 6.8 RIGHTS AGREEMENT. Ophthalmic covenants and agrees that, unless the Board of Directors of Ophthalmic determines in good faith by a majority vote that taking such action is necessary in the exercise of its fiduciary obligations under applicable law, it will not (i) redeem the Rights, (ii) amend the Rights Agreement except as provided in Section 4.16, or (iii) take any action which would allow any Person (as defined in the Rights Agreement) other than Premier to acquire beneficial ownership of 20% or more of the Common Stock without causing a Distribution Date (as such term is defined in the Rights Agreement) to occur.

SECTION 6.9 STATE TAKEOVER LAWS. Ophthalmic covenants and agrees that, unless the Board of Directors of Ophthalmic determines in good faith by a majority vote that taking such action is proscribed in the exercise of its fiduciary obligations under applicable law, it shall, upon the request of Premier, take all reasonable steps to assist in any challenge by Premier to the validity or applicability to the transactions contemplated by this Agreement, including the Offer and the Proposed Merger, of any state takeover law.

SECTION 6.10 NO SOLICITATION.

         (a) Ophthalmic represents and warrants to, and covenants and agrees with, Premier that Ophthalmic does not have any agreement, arrangement or understanding with any potential third party acquiror that, directly or indirectly, would be violated, or require any exchanges, by reason of the execution, delivery and/or consummation of this Agreement. Ophthalmic shall, and it shall cause its officers, directors, employees, investment bankers, attorneys and other agents and representatives to, immediately cease any existing discussions or negotiations with any person other than Premier (a "Third Party") heretofore conducted with respect to any Acquisition Transaction (as hereinafter defined). Ophthalmic shall not, and it shall prohibit its officers, directors, employees, investment bankers, attorneys and other agents and representatives from taking any action to, directly or indirectly, (w) solicit, initiate, continue, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries, proposals or offers from any Third Party with respect to any acquisition or purchase of a material portion of the assets (other than in the ordinary course of business) or business of, or any significant equity interest in (including by way of a tender offer), or any merger, consolidation or business combination with, or any recapitalization or restructuring, or any similar transaction involving, Ophthalmic (the foregoing being referred to collectively as an "Acquisition Transaction"), or (x) negotiate, explore or otherwise communicate in any way with any Third Party with respect to any Acquisition Transaction, (y) enter into, approve or recommend any agreement, arrangement or understanding requiring Ophthalmic to abandon, terminate or fail to recommend that its stockholders accept the Offer or any other transaction contemplated hereby, or (z) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Premier, the approval or recommendation by the Ophthalmic Board of the Offer, or this Agreement; provided, however, that nothing herein shall prevent the Ophthalmic Board from taking, and disclosing to Ophthalmic's shareholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with respect to any tender offer. Ophthalmic will promptly notify Premier of the receipt of any proposal relating to an Acquisition Transaction. Notwithstanding anything to the contrary in the foregoing, Ophthalmic may, in response to an unsolicited written proposal with respect to an Acquisition Transaction involving an Acquisition Transaction from a Third Party (i) furnish or disclose non-public information to such Third Party and (ii) negotiate, explore or otherwise communicate with such Third Party, in each case only if (a) after being advised (x) by its outside counsel with respect to its fiduciary obligations and (y) with respect to the financial terms of any such proposed Acquisition Transaction, the Board of Directors of Ophthalmic determines in good faith by a majority vote that taking such action is necessary in the exercise of its fiduciary obligations under applicable law (the proposal with respect to an Acquisition Transaction meeting the requirements of this clause (a), a "Superior Proposal") and (b) prior to furnishing or disclosing any non-public information to, or entering into discussions or negotiations with, such Third Party, Ophthalmic receives from such Third Party an executed confidentiality agreement (which Ophthalmic is hereby expressly permitted to negotiate with such party) with terms no less favorable in the aggregate to Ophthalmic than those contained in the Ophthalmic Confidentiality Agreement, but which confidentiality agreement shall not provide for any exclusive right to negotiate with Ophthalmic or any exchanges by Ophthalmic and need not contain any

"standstill" or similar provisions. In addition, the Ophthalmic Board may approve or recommend (and, in connection therewith withdraw or modify its approval or recommendation of the Offer or this Agreement) a Superior Proposal and may terminate this Agreement solely to enter into a definitive agreement with respect to a Superior Proposal provided, however, that Ophthalmic shall not, and shall cause its affiliates not to, enter into a definitive agreement with respect to a Superior Proposal unless Ophthalmic concurrently terminates this Agreement in accordance with the terms hereof and pays any Termination Fee required under Section 8.3(b).

         (b) Ophthalmic shall promptly (but in any event within one business day of Ophthalmic becoming aware of same) advise Premier of the receipt by Ophthalmic, any of its subsidiaries or any of Ophthalmic's bankers, attorneys or other agents or representatives of any written inquiries or proposals relating to an Acquisition Transaction and any actions taken pursuant to Section 6.9(a), and shall promptly (but in any event within one business day of Ophthalmic becoming aware of same) provide Premier with a copy of any such written inquiry or proposal. Ophthalmic shall keep Premier reasonably informed of the status and content of and material developments (including the calling of meetings of the Ophthalmic Board to take action with respect to such Acquisition Transaction) with respect to any discussions regarding any Acquisition Transaction with a Third Party. Ophthalmic agrees that it will not enter into any agreement with respect to a Superior Proposal unless and until Premier has been given notice of the identity of the parties making such Superior Proposal, the material terms thereof and material developments referred to in the preceding sentence at least two business days prior to the entering into such agreement.

SECTION 6.11 INDEMNIFICATION.

         (a) Premier shall, and in the event of a Proposed Merger, shall cause the surviving corporation of the Proposed Merger (and its successors and assigns) to, indemnify, defend, and hold harmless the present directors, officers, employees, and agents of Ophthalmic (each, an "Indemnified Party') after the Expiration Date against all costs, fees, or expenses (including reasonable attorneys' fees) judgments, fines, penalties, losses, damages, liabilities, and amounts paid in settlement in connection with any claim, action, suit, proceeding, or investigation, whether civil, administrative, or investigative, arising out of actions or omissions occurring at or prior to the Expiration Date (including the transactions contemplated by this Agreement), unless such actions or omissions constitute fraud or willful misconduct, to the full extent permitted under California law and by Ophthalmic's Restated Articles of Incorporation and By-Laws as in the effect as of the date hereof, including any provisions relating to advances of expenses incurred in the defense of any action, suit, or proceeding for a period of five years after the date hereof. If indemnification is sought hereunder, the Indemnified Party shall notify Premier of the commencement of the litigation, proceeding, or other action, or any overt threat with respect to any of the foregoing; provided, however, that the failure to provide such notification shall not relieve Premier from its indemnification obligations hereunder or otherwise to such Indemnified Party unless and only to the extent that such failure shall materially and adversely affect the ability of Premier to defend such litigation, proceeding, or other action. Following such notification, Premier may elect to assume the defense of such litigation, proceeding, or other action (and the costs related thereto) and, upon such defense of such election, Premier shall not be liable for any legal costs subsequently incurred by such Indemnified Party (other than the costs of investigation or the production of documents or witnesses) unless (i) Premier fails to provide legal counsel reasonably satisfactory to such Indemnified Party in a timely mariner, or (ii) such Indemnified Party shall have reasonably concluded that (A) the representation of such Indemnified Party by legal counsel selected by Premier would be inappropriate due to actual or potential conflicts of interest or (B) there may be a legal defense available to such Indemnified Party that are different from or additional to those available to the Premier or any other Indemnified Party represented by such legal counsel. Nothing set forth herein shall preclude any Indemnified Party from retaining its own counsel at its own expense. Premier shall, and shall cause the surviving corporation of any Proposed Merger and all other relevant Premier Subsidiaries to apply such rights of indemnification in good faith and to the fullest extent permitted by applicable law.

         (b) Incident to any information furnished or disclosed by Premier or any Premier Subsidiary in connection with the Offer Documents and the Schedule 14D-9, and subject to applicable law, Premier shall indemnify, defend, and hold harmless Indemnified Parties against all costs, fees, or expenses (including reasonable attorneys' fees), judgments, fines, penalties, losses, damages, liabilities, and amounts paid in settlement in connection with any claim, action, suit, proceeding, or investigation, whether civil, administrative, or investigative, arising out of or under the securities laws or any state blue sky or securities laws based in whole or in part on (i) any untrue statement or alleged untrue statement of a material fact contained in such documents including any amendment or supplement to such document, (ii) any omission or alleged omission to state in such documents a material fact required to be stated therein or necessary to make the statements therein not misleading, or
(iii) any violation of Premier or any Premier Subsidiary of the securities laws or any state blue sky or securities laws in connection with such documents; provided, however, that neither Premier or any Premier Subsidiary will be liable in any such case to the extent that any such claim, action, suit, or investigation is based on any untrue statement or alleged untrue statement or omission or alleged omission made in such Offer Document or Schedule 14D-9 or any amendment or supplement thereto in reliance upon and in conformity with information furnished in writing to Premier or any Premier Subsidiary by Ophthalmic or any Indemnified Party specifically for use therein.

         (c) If Premier or the surviving corporation in any Proposed Merger or any of its successors or assigns shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or shall transfer all or substantially all of its assets to any person, corporation or entity, then in each case, proper provision shall be made so that the successors and assigns of Premier shall assume the obligations set forth in this Section 6.11.

         (d) For five years from the Expiration Date, Premier shall use its best efforts to maintain in effect, if available, directors' and officers' insurance liability in an amount equal to $2,000,000, covering those persons who are currently covered by the directors' and officers' liability insurance policy maintained by Ophthalmic.

         (e) The provisions of this Section 6.11 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives, and shall survive the consummation of the Offer and be binding on all successors and assigns of Premier and the surviving corporation of any Proposed Merger.

SECTION 6.12 CONDITIONS. Prior to consummating the exchange pursuant to the Offer, Premier shall use its best efforts to (a) cause the Premier Common Stock and the Premier Common Stock issuable upon exercise of the Warrants to be listed on NASDAQ, (b) cause the Form S-4 to have been declared effective by the Commission, and (c) deposit the Offer Consideration with the Exchange Agent.

                                   ARTICLE VII

              CONDITIONS TO CONSUMMATE THE TRANSACTIONS HEREUNDER

SECTION 7.1 CONDITIONS. The respective obligations of each of Premier and Ophthalmic to consummate the transactions contemplated hereby are subject to the satisfaction, at or before the time each action is to be taken, of the condition that no statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or other Governmental Entity which prohibits the consummation of the Offer or any other transactions contemplated hereunder provided, however, that Ophthalmic and Premier shall use their reasonable best efforts to have any such order, decree, or injunction vacated.

SECTION 7.2 CONDITIONS TO OBLIGATIONS OF PREMIER. In the event the Offer shall not have been terminated, the obligations of Premier to make the Offer and to consummate the exchange pursuant to the Offer shall be further subject to the following conditions:

         (a) PERFORMANCE OF OBLIGATIONS OF OPHTHALMIC. Ophthalmic shall have performed the obligations required to be performed by it under Section 4.16.

         (b) PRIVATE ACQUISITION. The Private Acquisition shall have been consummated.

SECTION 7.3 CONDITIONS OF PREMIER TO CLOSE THE OFFER. Prior to consummating the exchange pursuant to the Offer, Premier shall have (a) caused the Premier Common Stock, the Premier Common Stock issuable upon exercise of the Warrants and the Warrants to be listed on NASDAQ, (b) caused the Form S-4 to have been declared effective by the Commission, and (c) deposited the Offer Consideration with the Exchange Agent.

                                  ARTICLE VIII

                         TERMINATION; AMENDMENTS; WAIVER

SECTION 8.1 TERMINATION. This Agreement shall be terminated if the Offer shall not have been consummated by August 21, 1998, if each party has used its best efforts to consummate the transaction, and may be terminated:

         (a) by the mutual written consent of Premier and Ophthalmic, by action of their respective Boards of Directors;

         (b) by Ophthalmic, if Ophthalmic is not in material breach of any of its representations contained in this Agreement and if (i) Premier fails to commence the Offer as provided in Section 1.1, or (ii) at any time following the Expiration Date, as it may be extended pursuant to Section 1.1 (c), Premier shall not have accepted for exchange and exchanged the Offer Consideration for all Shares tendered pursuant to the Offer in accordance with the terms hereof and thereof, or (iii) if Premier should withdraw, abandon, or terminate the Offer without purchasing all Shares validly tendered pursuant to the Offer; provided that all conditions to the Offer shall have been satisfied or waived in accordance with the terms hereof;

         (c) by either Premier or Ophthalmic, if any court of competent jurisdiction in the United States or other United States Governmental Entity has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Offer and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement shall have used its reasonable best efforts to remove or lift such order, decree, ruling or other action;

         (d) by Ophthalmic if, prior to the acceptance for exchange of Common Stock pursuant to the Offer, (i) there shall have occurred, on the part of Premier, a material breach of any presentation or warranty, covenant or agreement contained in this Agreement which is not curable or (ii) Ophthalmic
(A) to the extent permitted by Section 6.10, enters into a definitive agreement with respect to a Superior Proposal and (B) concurrently pays any Termination Fee required under Section 8.3(b); or

         (e) by Premier, prior to the exchange for Common Stock pursuant to the Offer, if the Ophthalmic Board shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Premier its approval or recommendation of the Offer or, this Agreement shall have approved or recommended Superior Proposal, or shall have resolved to effect any of the foregoing.

SECTION 8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, other than the provisions in Sections 8.2, 8.3, 9.2, 9.3, 9.5, 9.6, 9.10 and 9.11, and the last sentence in Section 6.3, which shall survive any such termination. Nothing contained in this Section 8.2 shall relieve any party from liability for any breach of this Agreement.

SECTION 8.3 FEES AND EXPENSES.

         (a) Except as otherwise specifically provided herein, all costs and expenses incurred in connection with the Offer, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

         (b) In the event that this Agreement is terminated as a result of a material breach by Ophthalmic, then Ophthalmic shall promptly pay to Premier in lieu of any other right to damages, a termination fee of $500,000. Thereafter, Ophthalmic shall promptly pay to Premier an additional $250,000 (collectively, the "Termination Fee") if Ophthalmic enters into a definitive agreement with respect to a Superior Proposal within six (6) months of the date of termination. For purposes of this Section 8.3, a "material breach by Ophthalmic" shall include any action by Ophthalmic, its officers, directors, employees, investment bankers, attorneys and other agents and representatives (i) to redeem the Rights, (ii) to amend, terminate or waive rights under the Rights Agreement (other than the Rights Agreement Amendment), (iii) to solicit, initiate, continue, facilitate or encourage (including by way of furnishing or disclosing non-public information) any Acquisition Transaction, (iv) to negotiate, explore or otherwise communicate in any way with any Third Party with respect to any Acquisition Transaction, (v) enter into, approve or recommend any agreement, arrangement or understanding requiring Ophthalmic to abandon, terminate or fail to recommend that its stockholders accept the Offer or any other transaction contemplated hereby, or (vi) withdraw or modify (including by Amendment of the Schedule 14D-9), or propose publicly to withdraw or modify, in a manner adverse to Premier, the approval or recommendation by the Ophthalmic Board of the Offer or this Agreement.

         (c) In the event that this Agreement is terminated as a result of a material breach by Premier, then Premier shall promptly pay to Ophthalmic in lieu of any other right to damages, a termination fee of $500,000. For purposes of this Section 8.3, a "material breach by Premier" shall include any action by Premier to withdraw the Offer unless (i) following good faith efforts by Premier, all of the conditions set forth in Annex I have not been satisfied, or
(ii) a material breach by Ophthalmic has occurred.

SECTION 8.4 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

SECTION 8.5 EXTENSION: WAIVER. Subject to Section 1.3(c), at any time Premier and Ophthalmic may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties contained herein of the other or in any document, certificate or writing delivered pursuant hereto by the other, or (iii) waive compliance by the other with any of the agreements or conditions. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                                  MISCELLANEOUS

SECTION 9.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made in this Agreement shall not survive beyond the Expiration Date. Notwithstanding the foregoing, the agreements set forth in Sections 6.5, 8.3(a), 9.1 and 9.2 shall, and if the Offer closes, Sections 5.4, 5.5 and 6.6, shall, survive indefinitely. If the Offer closes, Section 6.11 shall survive until the expiration of the applicable statute of limitations period. The agreements set forth in Section 9.3 shall survive as provided therein.

SECTION 9.2 GENERAL RELEASE OF OPHTHALMIC EXECUTIVE OFFICERS AND DIRECTORS.

         (a) Premier and Ophthalmic hereby release the present officers and directors of Ophthalmic (each, a "Releasee"), of and from all actions, causes of action, suits, demands and all other claims whatsoever which Premier and/or Ophthalmic ever had, now has, or which Premier or Ophthalmic hereafter can, shall or may have against any Releasee in connection with such Releasee's role as officer or director of Ophthalmic, arising out of actions or omissions occurring on or prior to the date of this Agreement, unless such actions or omissions constitute self-dealing, fraud or willful misconduct.

         (b) Premier and Ophthalmic hereby waive any rights they may have under
Section 1542 of the California Civil Code, which reads:

         "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

SECTION 9.3 ENTIRE AGREEMENT: ASSIGNMENT.

         (a) This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, except for the

Ophthalmic Confidentiality Agreement, the Premier Confidentiality Agreement and provisions of that certain standstill agreement entered into by and between Premier and Ophthalmic in February 1998 (the "Standstill Agreement"), which continue in effect. The Termination Date (as provided in the Standstill Agreement) is hereby extended to that date which ends two (2) months following the earlier of (i) the termination of this Agreement and (ii) the Expiration Date if Premier shall not have accepted for exchange and exchanged the Offer Consideration for all Shares tendered pursuant to the Offer in accordance with terms hereof and thereof.

         (b) Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party (except that Premier may assign its rights, interest and obligations to any affiliate or direct or indirect subsidiary of Premier without the consent of Ophthalmic provided that no such assignment shall relieve Premier of any liability for any breach by such assignee). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

SECTION 9.4 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

SECTION 9.5 NOTICES. All notices, requests, clause, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or telecopier to the respective parties as follows:

         If to Premier:

         Premier Laser Systems, Inc.
         3 Morgan
         Irvine, California 92718
         Attention: President and Chief Executive Officer
         Facsimile Number: (714) 952-7218

         with a copy to:

         Paul, Hastings, Janofsky & Walker LLP
         695 Town Center Drive
         17th Floor
         Costa Mesa, California 92626
         Attn: William J. Simpson, Esq.
         Facsimile Number: (714) 979-1921

         If to Ophthalmic:

         Ophthalmic Imaging Systems
         221 Lathrop Way, Suite I
         Sacramento, California 95815
         Attn:President
         Facsimile Number: (916) 646-0207

         with a copy to:

         Carlton Fields, Attorneys at Law
         One Harbour Place
         777 S. Harbour Island Boulevard
         Tampa, Florida 33602-5799
         Attention:Richard A. Demnon, Esq.
         Facsimile Number: (813) 229-4133

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.

SECTION 9.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 9.7 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 9.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

SECTION 9.9 PARTIES IN INTEREST. This Agreement, except for Sections 6.6, 6.11 and 9.2, shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 9.lO CERTAIN DEFINITIONS. As used in this Agreement:

         (a) the term "affiliate," as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

         (b) the term "Person" or "person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange
Act); and

         (c) the term "Subsidiary" or "subsidiaries" means, with respect to Premier or any other person, any corporation, partnership, joint venture or other legal entity of which Premier, or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

SECTION 9.11 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, except for termination fees and expenses.

SECTION 9.12 FIDUCIARY DUTY. Notwithstanding anything to the contrary in this Agreement, no provision of this Agreement shall be construed to prevent the exercise by any director of Ophthalmic (or the actions of Ophthalmic thereon) of his or her fiduciary duty as contemplated to be exercised under Section 6.10 of this Agreement.

SECTION 9.13 OBLIGATION OF PREMIER. Whenever this Agreement requires Premier to take any action, such requirement shall be deemed to include an undertaking by Premier to cause the Premier Subsidiaries to take such action.



                            [Signature page follows]

                   [SIGNATURE PAGE - STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.


                                            PREMIER LASER SYSTEMS, INC.


                                            By: /s/ COLETTE COZEAN
                                               --------------------------
                                                Colette Cozean, Ph.D.,
                                                Chief Executive Officer


                                             OPHTHALMIC IMAGING SYSTEMS



                                             By: /s/ STEVEN VERDOONER
                                                ------------------------
                                             Name: Steven Verdooner
                                             Title: CEO

                                     ANNEX I

CONDITIONS TO THE OFFER. Notwithstanding any other provisions of the Offer, Premier shall not be required to accept for exchange or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, exchange for any tendered Shares and may terminate or amend the Offer, if (i) the Rights have not been redeemed or invalidated or are otherwise inapplicable to the Offer, (ii) Premier does not receive all applicable governmental and Nasdaq authorizations, consents, orders and appraisals, including the continued effectiveness of its Form S-4 filed in connection with the transactions contemplated by the Agreement, (iii) at any prior to the time of acceptance for exchange or exchange for any Shares, any of the following events shall occur:

         (a) there shall have been instituted or be pending any action or proceeding before any court or governmental, administrative or regulatory authority or agency, domestic or foreign (each, a "Governmental Entity"), or by any other person, domestic or foreign, before any court or Governmental Entity, (i) challenging or seeking to, or which is reasonably likely to, make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or seeking to, or which is reasonably likely to, impose voting, procedural, price or other requirements, in addition to those required by federal securities laws and the CGCL (each as in effect on the date of the Prospectus/Offer to Exchange is filed with the SEC in connection with the Offer), in connection with the making of the Offer, the acceptance for exchange of, or exchange for, any Shares by Premier or any other affiliate of Premier or other business combination with Ophthalmic, or seeking to obtain material damages in connection therewith; (ii) seeking to prohibit or limit materially the ownership or operation by Ophthalmic, Premier or any of their subsidiaries of all or any material portion of the business or assets of Ophthalmic, Premier or any of their subsidiaries, or to compel Ophthalmic, Premier or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Ophthalmic, Premier or any of their subsidiaries; (iii) seeking to impose or confirm limitations on the ability of Premier or any other affiliate of Premier to exercise effectively full rights of ownership of any Shares (including the Rights associated with Shares), including, without limitation, the right to vote any Shares acquired by Premier pursuant to the Offer or otherwise on all matters properly presented to Ophthalmic's shareholders; (iv) seeking to require divestiture by Premier or any other affiliate of Premier of any Shares; (v) seeking any material diminution in the benefits expected to be derived by Premier, or any other affiliate of Premier as a result of the transactions contemplated by the Offer or any other similar business combination with Ophthalmic;
         (vi) otherwise directly or indirectly relating to the Offer or which otherwise, in the reasonable judgment of Premier and Ophthalmic, might materially adversely affect Ophthalmic or Premier, or any other affiliate of Premier; or (vii) which otherwise, in the reasonable judgment of Premier and Ophthalmic, is reasonably likely to materially adversely affect the business, operations (including, without limitation, results of operations), properties (including, without limitation, intangible properties), condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) or prospects of either Ophthalmic or Premier;

         (b) there shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Premier, Ophthalmic or any subsidiary or affiliate of Premier or (ii) the Offer or other business combination by Premier or any affiliate of Premier with Ophthalmic, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, which, in the sole judgment of Premier, is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (vii) of paragraph (a) above;

         (c) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on Nasdaq, the New York Stock Exchange (NYSE) or any other securities exchange, (ii) any decline, measured from the close of business on February 25, 1998, in the Standard & Poor's 500 Index by an amount in excess of 20%, (iii) any material adverse change in United States currency exchange rates or a suspension of, or limitation on, currency exchange markets, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (v) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, or other event that, in the sole judgment of Premier, might affect the extension of credit by banks or other lending institutions, (vi) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (vii) in the case of any of the foregoing existing on February 25, 1998, a material acceleration or worsening thereof;

         (d) Ophthalmic shall have, directly or indirectly, (i) split, combined or otherwise changed, or authorized or proposed a split, combination or other change of, the Shares or its capitalization, (ii) issued or sold, or authorized or proposed the issuance, distribution or sale of, additional Shares (other than the issuance of Shares under options and warrants outstanding prior to the date of this Offer to Exchange, in accordance with the terms of such options as such terms have been publicly disclosed prior to the date of this Offer to Exchange), shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, (iii) declared or paid, or proposed to declare or pay, any dividend or other distribution, whether payable in cash, securities or other property, on or with respect to any shares of capital stock of Ophthalmic, (iv) altered or proposed to alter any material term of any outstanding security (including the Rights) other than to amend the Rights Agreement to make the Rights inapplicable to Premier, (v) authorized, recommended, proposed or entered into an agreement, agreement in principle or arrangement or understanding with respect to any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, release or relinquishment of any material contractual or other right of Ophthalmic or any comparable event not in the ordinary course of business, (vi) authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement, arrangement or understanding with any person or group that in the sole judgment of Premier could adversely affect either the value of Ophthalmic or any of its subsidiaries, joint ventures or partnerships or the value of the Shares to Premier or any affiliate of Premier, (vii) entered into or amended any employment, change in control, severance, executive compensation or similar agreement, arrangement or plan with or for the benefit of any of its employees, consultants or directors, or made grants or awards thereunder, other than in the ordinary course of business or entered into any agreements, arrangements or plans so as to provide for increased or accelerated benefits to any such persons, (viii) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) of Ophthalmic or any of its subsidiaries, or Premier shall have become aware of any such action that was not disclosed in publicly available filings prior to the date of this Offer to Exchange, or (ix) except as contemplated by this Agreement amended or authorized or proposed any amendment to Ophthalmic's Restated Articles of Incorporation or Bylaws, or Premier shall have become aware that Ophthalmic shall have proposed or adopted any such amendment that was not disclosed in publicly available filings prior to the date of the Prospectus/Offer to Exchange;

         (e) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer or a merger, consolidation or other business combination with Ophthalmic;

         (f) any approval, permit, authorization or consent of any governmental authority or agency needed for the Offer shall not have been obtained on terms satisfactory to Premier or Premier shall have been notified by Ophthalmic that such terms are not satisfactory to Ophthalmic;

         (g) the Agreement shall have been terminated in accordance with its terms; or

         (h) Ophthalmic's Board of Directors shall have publicly withdrawn or modified in any manner adverse to Premier its recommendation that shareholders accept the Offer.

The foregoing conditions (including those set forth in clauses (i) and (ii) of the initial paragraph) are for the benefit of Premier and may be asserted by Premier regardless of the circumstances giving rise to any such conditions and, consent may be waived by Premier, in whole or in part, at any time and from time to time, in their reasonable discretion, in each case, subject to the terms of the Agreement. The failure by Premier at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed.

                                      -39-